Exhibit 10.1

November 17, 2006

Mr. Joseph F. Abely
21 Rhodes Drive
Wrentham, MA 02093

Dear Joe:

This letter agreement (the “Agreement”) will confirm that we have agreed to the following terms and conditions regarding your resignation from your office as Chief Executive Officer, the orderly transition of your duties and responsibilities and your retirement from employment with LoJack Corporation (“LoJack” or the “Company”).

1.	Employment Status.

(a) You shall resign from your current office as the Company’s Chief Executive Officer and from your position as a member of the Board of Directors of the Company effective as of November 17, 2006 ( “Resignation Date”). From the Resignation Date through July 31, 2007 (the “Retirement Date”) you shall continue as an employee with the salary and benefits described below. Effective at the close of business on the Retirement Date, you will retire from your employment with LoJack.

(b) For the period beginning on the Resignation Date and continuing until July 31, 2007 (the “Post CEO Employment Period”) you shall continue as an employee of the Company. The Company will request and you shall provide services to the Company at an annual rate that is at least equal to 20% of the services you rendered to the Company during the immediately preceding three calendar years of employment. You shall assist in transition and long term strategy planning and provide such other services consistent with your LoJack experience as LoJack reasonably may request and which are consistent with the intent to effectuate the transition of such duties and responsibilities. It is anticipated that transactional activities will include travel within the United States to meet with management employees. Notwithstanding the foregoing, during your employment with the Company, you will have the right to be employed simultaneously by one or more other companies and to engage freely in the other business activities subject to (i) compliance with the provisions of Section 6 and 7 hereof and (ii) your availability during the Post CEO Employment Period to provide services to the Company at the 20% level referred to in the first sentence of this paragraph. Monthly during the Post CEO Employment Period you shall provide LoJack with reports of the services performed by you for LoJack and the time expended, which LoJack will use as the basis for tax and other reporting.

(c) All payments hereunder shall commence on Final Acceptance of this Agreement (as defined in Paragraph 9), at which time any previously due payments shall be made. During the Post CEO Employment Period (i) the Company shall pay you an amount equal to $16,346.15 per bi-weekly pay period, less withholdings as required by law or as authorized by you, which will be paid in bi-weekly installments or otherwise in accordance with LoJack’s usual pay schedule, and (ii) you shall be entitled to continue to vest in any outstanding stock options and restricted stock grants. You shall continue to receive such benefits as the Company shall make generally available from time to time to full-time executive level employees on the same basis as at the execution of this Agreement. In the event of your death or permanent disability during the Post CEO Retirement Period, stock options and restricted stock shall vest as provided in paragraph 2 (b), below, as though you had retired on the date of death or disability, and you or your estate, as applicable, will continue to receive the payments described in this paragraph. You shall also be entitled to receive your annual bonus for 2006, to be paid in 2007 in accordance with the terms of the bonus plan and calculated without regard to the impact of the terms of this Agreement on operating profit. GW and Wade financial planning services will be continued through the Post CEO Employment Period.

2. Retirement Date.

(a) You agree to retire from your employment with the Company as of July 31, 2007 (“Retirement Date”). The parties intend that if you continue in employment until the Retirement Date, the Retirement Date will constitute "retirement" for all purposes under any equity compensation, retirement, welfare or deferred compensation plan or program maintained by the Company. The Compensation Committee will treat retirement under this Agreement as Retirement for purposes of the Non-Qualified Deferred Compensation Plan and the 2003 Stock Incentive Plan.

(b) On December 1, 2006 the Company will pay you the sum of $50,000. On your Retirement Date your performance based Incentive Stock shall vest in accordance with its terms and all time vested restricted stock, non-qualified stock options and any unvested employer contributions in your account under the Company's Non-Qualified Deferred Compensation Plan will vest in full. At the time that the performance of the Company against the two-year Incentive Restricted Stock performance standard is known, the Company’s compensation committee in its good faith discretion may, but shall not be required to, vest the balance of your Incentive Restricted Stock.

(c) On your Retirement Date, LoJack shall pay you all accrued but unused vacation, and you shall be enrolled in the Company’s early retiree medical and dental benefit programs, which currently provide the same coverage as the employee medical and dental plans, and the Company will pay 100% of all premiums to each such plan through July 31, 2012 and 50% of all premiums to each such plan through July 31, 2017.

(d) On February 1, 2008 the Company will pay you the sum of $175,000, and commencing with that date through and continuing until July 31, 2012, and in consideration of the obligations set forth herein, particularly the obligations set forth in Section 7, below, the Company shall pay you an amount equal to $29,166.67 per month on the first day of each month for the period beginning February, 2008 and ending July , 2010 and $8333.34 per month for the period beginning August , 2010 and ending July , 2012 (the “Covenant Payments”) in equal monthly installments, minus withholdings as required by law or as authorized by you.  If you die during the Restricted Period, your beneficiary and/or your estate shall be entitled to receive such Covenant Payments as remain unpaid as of the date of your death.

(e)  In the event of a Change of Control of the Company, as defined in your current change of control agreement, all unpaid Covenant Payments shall be accelerated and shall be paid to you within 30 days of the consummation of such Change of Control. You shall continue to be subject to the obligations of this Agreement.

3. Termination of Payments. In addition to other remedies, the Covenant Payments will be terminated in the event of (i) your engaging in conduct which is demonstrably and materially injurious to the Company or that materially harms the reputation or financial position of the Company; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude; (iii) your being found liable in any SEC or other civil or criminal securities law action relating to the Company, or the entry of any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); (iv) your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company; (v) your obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; (vi) your violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement or policy that is applicable to you, including but not limited to the provisions of Sections 6 and 7 below; or (vii) your violation of any policy of the Company that is generally applicable to all former employees or officers of the Company including, but not limited to, policies concerning insider trading, that you know or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation. For purposes of this, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

4. Indemnification. The Company shall continue to provide you with indemnification as provided in the Company’s By-Laws and Articles of Organization.

5. Releases.

(a) First General Release of Claims. In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age

Discrimination in Employment Act, the Older Workers Benefit Protection Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.

(b) Second General Release of Claims. Your eligibility to receive the Covenant Payments and benefits described in Section 2 after the Retirement Date is conditional upon your signing and delivering a second General Release of Claims containing substantially the same provisions of Section 5(a) with such changes as may be necessary or deemed desirable by LoJack because of changes in applicable law, releasing LoJack Corporation, its affiliates and each of their directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all claims that may have arisen between the date you sign this Agreement and the Retirement Date. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan.

6. Reaffirmation of Confidentiality Obligation; Return of LoJack Property. You hereby acknowledge and reaffirm your continuing obligation of confidentiality regarding LoJack’s Confidential and Proprietary Information as set forth in the LoJack Corporation Employee Obligations and Responsibilities. After your employment at LoJack, you will not at any time, without LoJack’s prior written consent, reveal or disclose to any person outside of LoJack, or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning LoJack’s business, customers, clients, or employees. Confidential information includes, without limitation, financial information, reports, forecasts, intellectual property, trade secrets, know-how, software, market or sales information and plans, client lists, business plans, prospects and opportunities. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you shall return all such property to LoJack by your Retirement Date.

7. Non-solicitation; Non-hire; Covenant Against Competition. You agree that for a period of five (5) years after the Retirement Date or earlier termination of your employment (the “Restricted Period”) you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or employing the assistance of any other person or entity (including without limitation any consultant or any person employed by or associated with any entity with whom you are employed or associated):

a) hire or employ any employee of LoJack, or solicit or induce any such employee to terminate his/her employment or other relationship with LoJack.

b) solicit or accept business, compensation, employment or other position from or own any interest in (i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SCIN Inc.; or (ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications. You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section 7 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications; (ii) LoJack is one of the limited number of persons who have developed such a business; (iii) LoJack's business is national and international in scope; (iv) your work for LoJack has given you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in Section 6 and this Section 7 are essential to the business and goodwill of LoJack; and (vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in Section 6 and this Section 7. Accordingly, you covenant, agree and acknowledge that (i) you have had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8. Mutual Non-Disparagement. You agree not to take any action or make any statement, written or oral, that disparages LoJack or any of LoJack’s directors, officers, employees or agents, or that has the intended or foreseeable effect of harming LoJack’s reputation or the personal or business reputation of any of LoJack’s directors, officers, employees or agents. Similarly, LoJack agrees that its directors and officers will not take any action or make any statement, written or oral, that disparages you or that has the intended or foreseeable effect of harming your reputation or your personal or business reputation and will not authorize any other employee to make any statement in behalf of the Company.

9. Consultation with Counsel; Time for Signing; Revocation. You acknowledge that LoJack has advised you of your right to consult with an attorney of your own choice prior to signing this Agreement. You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it. You will have seven (7) days after signing this Agreement to revoke your signature. If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period (“Final Acceptance”).

10. Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your retirement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your retirement with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code).

Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11. General Provisions.

a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

b) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to exclusive jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

c) Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack, except for (i) the LoJack Corporation Employee Obligations and Responsibilities, referenced in Section 6, and (ii) your stock option agreement and restricted stock agreements with the Company, which shall remain in full force and effect except as expressly modified herein. You agree that LoJack has not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

d) Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

e) Successors and Assigns. All of the terms and conditions hereof shall be for and inure to the benefit of and shall be enforceable by the successors and assigns of LoJack Corporation. You hereby assent to the assignment of this Agreement by LoJack to any successor to or assignee of its business.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.

Sincerely,

/s/ Richard T. Riley
Richard T. Riley, President
LoJack Corporation

Accepted and Agreed:
/s/ Joseph F. Abely	Dated: November 17, 2006